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                                                                     EXHIBIT 5.1

                                January 21, 1999

P-Com, Inc.
3175 S. Winchester Boulevard
Campbell, CA 95008

  Re: Registration Statement on Form S-3

Ladies and Gentlemen:

  We have examined the registration statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about January 21, 1999 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of a total of 13,000,000 shares of your Common Stock (the "Shares"), to be offered for sale for the benefit of selling stockholders. The Shares are issuable upon the conversion of the Company's Series B Preferred Stock (the "Series B Preferred Stock") and upon the exercise of Warrants (the "Warrants"), in each case as further described in the Registration Statement. The Shares may be offered and sold from time to time as described in the Registration Statement. As your legal counsel, we have examined the proceedings taken or proposed to be taken by you in connection with the sale and issuance of the Series B Preferred Stock, the Warrants and the Shares. It is our opinion that upon conclusion of the proceedings being taken or contemplated by us, as your counsel, to be taken prior to the issuance of the Shares, the Shares, when issued in the manner described in the Registration Statement, will be legally and validly issued, fully paid and nonassessable. We consent to the use of this opinion as an exhibit to the Registration Statement, including the prospectus constituting a part thereof, and further consent to the use of our name wherever it appears in the Registration Statement and any amendments thereto.

                                          Very truly yours,

                                          /s/ Brobeck, Phleger & Harrison LLP
                                          BROBECK, PHLEGER & HARRISON LLP